Exhibit 99.1
Levitt Corporation
Proud Past, Promising Future
March 22, 2006

Forward-Looking Statements
Some of the statements contained or incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act” ), that involve substantial risks and uncertainties. Some of the forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seeks” or other similar expressions. Forward-looking statements are based largely on management’s expectations and involve inherent risks and uncertainties including certain risks described in this report. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this report. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. In addition to the risks identified below, you should refer to our periodic and current reports filed with the U.S. Securities and Exchange Commission (the “SEC”) for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. Some factors which may affect the accuracy of the forward-looking statements apply generally to the real estate industry, while other factors apply directly to Levitt Corporation (“the company”, “we”, “us”, “our”). Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include: the impact of economic, competitive and other factors affecting the company and its operations, including the impact of hurricanes and tropical storms in the areas in which we operate; the market for real estate generally and in the areas where the company has developments, including the impact of market conditions on the company’s margins; unanticipated delays in opening planned new communities; the availability and price of land suitable for development; shortages and increased costs of construction materials and labor; the effects of increases in interest rates; environmental factors, the impact of governmental regulations and requirements (including delays in obtaining necessary permits and approvals as a result of the reallocation of government resources based on hurricane related issues in the areas in which we operate); the company’s ability to timely deliver homes from backlog and successfully manage growth; our ability to hire and retain experienced professionals; our ability to successfully complete land acquisitions necessary to meet our growth objectives; our ability to obtain financing for planned acquisitions; our ability to successfully expand into new markets and the demand in those markets meeting the company’s estimates; the company’s ability to capitalize on its expertise in the active adult market; the company’s ability to achieve its goal of becoming a national homebuilder and realize the expected benefits of its expanded platform, technology investments and growth initiatives and strategic objectives; the company’s ability to successfully implement its new operating policies and procedures and the conversion to its new technology platform; and the company’s success at managing the risks involved in the foregoing. Many of these factors are beyond our control. The company cautions that the foregoing factors are not exclusive.
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Levitt and Sons® and SEASONS™ are either registered trademarks or trademarks of Levitt and Sons, LLC, in the United States and/or other countries. TRADITION™ is either a registered trademark or a trademark of Core Communities, LLC, in the United States and/or other countries.

Introduction
Executive Summary
Levitt and Sons has a long history as America’s oldest homebuilder. Founded in 1929, Levitt and Sons and its founding family revolutionized homebuilding by innovating a new method of home construction that increased speed, drove efficiencies, and yielded affordable quality housing for the post-war and baby-boom generations. Levitt and Sons utilized this unprecedented process to build the legendary Levittowns on New York’s Long Island, New Jersey and Pennsylvania. Through the years, it has constructed more than 200,000 homes in a host of communities spanning 17 U.S. states, Canada, France and Puerto Rico — attractive, suburban communities that served as templates for the comfortable, middle-class lifestyle prevalent in mid-20th century America.
Decades later, Levitt Corporation continues to exemplify an entrepreneurial, innovative enterprise with the potential to help Americans realize their dream of homeownership. As a pioneer in creating resort-style active adult communities with quality, attractive and affordable homes with abundant amenities, Levitt has established a solid niche for itself in a market composed of the fastest growing demographic segment in the country. Levitt has been so successful in serving this niche that between 2002 and 2004, it was the nation’s fastest growing company among homebuilders delivering 2,000 homes or more annually. During the same period, Levitt was also regularly producing record financial results, delivering double- and triple-digit growth rates in nearly all metrics. In fact, the company grew so rapidly that its operating platform was strained, weakening critical operating disciplines ranging from customer service to quality control. These issues were compounded by the impact of an unprecedented series of major hurricanes in Florida and a diminished land supply, the result of its rapid growth.
Levitt’s management team decided that for its business to prosper over the long term, the company needed to temporarily slow its blistering growth rate, and instead focus its attention on tightening its operations, updating its business model and remaking itself into a stronger enterprise with a more solid infrastructure. It would undertake these efforts in pursuit of several new long-term goals: to deliver three to four times the number of homes it delivered at the end of 2004; return to its historic status as a national homebuilder; and deliver outstanding long-term value to shareholders. To achieve these goals, it would strive to operate at standards comparable to those of a national homebuilder and would also capitalize on its demonstrated expertise in the active adult arena.
Over the past 15 months, Levitt has made marked progress on all of these fronts. The company reengineered its operating structure and created stronger teams at all levels of the organization. It undertook a careful business analysis to identify and implement process improvements. It instituted a new operating discipline called “The Levitt Way,” which emphasizes total operational excellence. It began to implement a host of customer service initiatives, as well as took steps to strengthen its information technology capabilities. It began to train its employees at a unique new corporate resource known as Levitt University. It increased its land inventory to facilitate the “even flow” of home sales, starts and deliveries. And it began to consolidate its corporate and homebuilding facilities to drive efficiencies. The concentration of these efforts created higher SG&A, and their implementation caused timetable delays. Nonetheless, the company believes that its investment in people and infrastructure will yield the substantial and sustainable long-term value that its shareholders seek.
As it moves forward, Levitt still has much to do. The company must finalize the conversion of its technology platform, and implement the new policies and procedures that will enable it to manage the increased volume of home deliveries it expects in the future. It still has a number of open employment positions, and it is continuing its efforts to recruit the best and brightest professionals. Levitt understands that it must institute compensation strategies that drive performance and foster improved sales execution. It also must aggressively manage its land inventory. All the while, Levitt must continue to maintain a strong balance sheet and execute a conservative capital strategy. In short, it must build on the activities it has initiated in order to fulfill its vision for the future.
Levitt has a host of fundamental strengths at the heart of its enterprise. These strengths include:
•	A range of attractive communities in vibrant growth markets, as well as 21 communities actively selling and under development in Florida, the nation’s leading housing market;

•	Industry-leading expertise in the attractive and rapidly growing active adult segment;

•	Adequate land inventory to fuel our growth;

•	Operational protocols that rely on industry-leading “best practices”;

•	A seasoned management team that unites the best talent of the past with the brightest of the future;

•	A well-recognized brand that is highly valued among homebuyers and backed by a track record of success in the creation of master-planned communities; and

•	Dedicated, high-energy associates.
Levitt also has a proud legacy on which to build a truly promising future. Its goal is to build on that proud legacy to transform Levitt into one of

America’s leading homebuilders. The company embarks on this mission with confidence in its abilities, passion for the job ahead, and above all, a deep commitment to creating increasing shareholder value.
Where We Have Been
1. Levitt’s Proud Legacy
Henry Ford once noted that “You can’t build a reputation on what you are going to do,” a statement that underscores the importance of establishing a firm foundation for growth. With a long and proud history as America’s oldest homebuilder, Levitt has just such a foundation, along with a legendary reputation as a builder of more than 200,000 quality homes that are the “pride and joy” of their residents. The Levitt brand one is of the most recognized and revered names in homebuilding today.
Levitt Corporation traces its homebuilding roots to 1929, when Abraham Levitt founded a company named Levitt and Sons and proceeded to build 2,000 residences for naval personnel in the Norfolk, Virginia area. The company’s growth accelerated in the 1940s, when Abraham’s son, Bill, set out to meet the housing needs of American World War II veterans, who were returning to the U.S. with dreams of buying affordable homes in communities where they could raise their families — but were faced with the stark realities of tight budgets and housing shortages. Bill Levitt, a veteran himself, embarked on a mission to provide these fellow veterans with quality, well-priced “starter” homes in planned suburban neighborhoods. The new homes were situated on generously sized lots that allowed for home expansion as the young families grew, and they were surrounded by attractive streetscapes — important factors that helped to fulfill the veterans’ dreams of affordable homeownership in pleasant, non-urban environments.
2. Levitt and Sons Revolutionizes American Homebuilding
In the course of accomplishing his mission, Bill Levitt revolutionized homebuilding in America. Levitt was an intensely innovative thinker, and he viewed the process of building a home in much the same way as Henry Ford regarded the production of an automobile. In the entrepreneurial Ford tradition, Bill Levitt created and instituted a dynamic new method of building homes that increased the speed of construction and drove greater efficiencies in labor, materials and equipment. Under his leadership, Levitt mass-produced homes on building sites through a groundbreaking process known as the “reverse assembly line.” This process broke down the construction of new homes into 26 independent steps and transported workers and equipment from job site to job site, making for a far more productive process than the traditional homebuilding techniques in use at the time. Bill Levitt utilized this unprecedented method to construct the nation’s first Levittown on New York’s Long Island. Since then, Levittown’s modest but high-quality homes have increased significantly in value: homes that originally sold for less than $8,000 are today changing hands for between $350,000 and $500,000, clear evidence that Levitt and Sons homes have withstood the test of time.
Between 1945 and 1950, Levitt and Sons’ presence expanded dramatically though its development of 15 additional communities on Long Island. During the 1950s, Levittown communities sprang up in Pennsylvania and New Jersey, as the allure of the suburban “good life” spread across the region. Indeed, Levitt communities served as “templates” for the way suburban communities were developed around the country. They also became the model for the comfortable American middle-class lifestyle that was so prevalent in the second half of the 20th century. In recognition of this fact, the Henry Ford Museum nominated the original Levittown community in 2004 as one of the 75 most important innovations in America over the previous 75 years. In addition, a number of important publications recognized Bill Levitt’s contributions to American life, including Time magazine, which named Bill Levitt as one of the 100 most influential people of the 20th century. All of these honors are fitting tributes to a trailblazing homebuilding company and its freethinking, pioneering leader who had already earned the titles of “Father of Suburbia” and “Architect of the American Dream.”
3. Levitt and Sons Undergoes a Series of Ownership Changes
Between the 1940s and 1960s, Levitt and Sons continued to grow dramatically, ultimately achieving the status of one of the largest and most sophisticated homebuilders in the industry, with operations in 17 states, Puerto Rico, Canada, France and Spain. The phrase, “I live in a Levitt home,” both symbolized and articulated middle-class aspiration and achievement in America. The company’s significant success made it an attractive acquisition target for a variety of much larger organizations — including ITT Corp. and Starrett Corp., owned primarily by New York’s renowned real estate development family, the Milsteins — that eagerly sought the opportunity to own and operate an enterprise with such an important homebuilding franchise, brand and legacy. As a result, Levitt and Sons went through a series of ownership changes between the 1960s and the 1990s, the later of which were largely unsuccessful alliances that, over time, resulted in a decrease in

Levitt’s size. Though smaller, the “heart and soul” of the Levitt enterprise continued to flourish; it built on its entrepreneurial spirit, creative and adaptive culture, intense focus on details, commitment to serving customers and strong loyalty to the integrity of its brand. These five qualities, along with a highly experienced management team and a leading position in the active adult market, helped to differentiate Levitt from other homebuilders and, in 1999, attracted a new acquirer — BankAtlantic Bancorp, a large Florida-based financial institution.
4. BankAtlantic Plays a Crucial Role in Levitt’s Evolution
BankAtlantic’s management team recognized early on that Levitt held substantial long-term growth potential. Though Levitt was building and delivering just 350 homes a year, primarily for active adults in Florida, the company had a team of seasoned senior executives in place who were passionate about the organization and proud of its past. BankAtlantic’s management was also convinced that Levitt’s executives had the energy, experience and vision to rebuild the company and make it strong and productive. In addition, BankAtlantic felt that it could assist these executives in cultivating Levitt’s growth, while providing the strategy and guidance necessary to capitalize on swiftly emerging opportunities in the homebuilding industry.
Moreover, BankAtlantic saw Levitt as complementary to Core Communities, another of its real estate investments that it had acquired three years before. Core Communities was a burgeoning master-planned community developer with an abundant supply of land, and it presented natural synergies with a growing homebuilder of Levitt’s caliber.
5. Levitt Returns to Growth
With BankAtlantic’s support, Levitt began to gain traction in the homebuilding marketplace from 1999-2004. In January 2004, BankAtlantic took advantage of Levitt’s momentum, gave the company’s homebuilding and master-planned community operations their independence, and spun off Levitt Corporation, comprised of both Levitt and Sons and Core Communities, to its stockholders and listed Levitt Corporation’s shares on the New York Stock Exchange. At that point, the public and wholly independent Levitt was operating at full throttle, delivering 2,000 homes annually and generating growth that was extraordinary by any measure. In fact, between 2000 and 2004, Levitt’s compound annual growth rate (CAGR) for revenue, net income and diluted earnings per share was 51.2 percent, 69.5 percent and 59.5 percent, respectively. Indeed, Levitt was growing at a blistering pace — by year-end 2004, revenues, net income and diluted earnings per share were up 94.2 percent, 114.1 percent and 71.8 percent compared with the prior year.
With a more than 100 percent increase year-over-year in home deliveries in 2004, Levitt was quickly becoming a homebuilding powerhouse, with a major presence in Florida, one of the strongest homebuilding markets in the country. It was clear Levitt’s brand had retained its status as the most well recognized and lauded brand in the history of homebuilding. The company also continued to lead the homebuilding industry in serving the active adult market in innovative ways. Two decades earlier, Levitt had pioneered the concept of serving active adults with complete lifestyle living. In the process, it had established its reputation for serving the needs of the expanding active adult market — an enviable position that Levitt’s competitors repeatedly tried to emulate on their own platforms. Nonetheless, Levitt’s long experience and unique understanding of the active adult market enabled it to maintain its leadership status. All systems appeared to be “go” for the continued expansion and success of the rapidly growing homebuilder.
6. Levitt Assesses its Position and Prospects
In late 2004, while in the midst of rapid and transformational change, we made two important observations: first, the Company had the potential to realize exceptional long-term growth, and, second, several emerging challenges could prevent that evolution. We determined that the best way for Levitt to be able to overcome these challenges and fulfill its long-term potential was for us to alter our course over the next several years.
We started this process by assessing our prospects so we could set well-defined goals for the future. First, we believed that the Company had the clear ability to move to an even higher operating level. After all, our strategy had worked exceptionally well up until this point, as evidenced by phenomenal growth and strong financial results. Our success was widely acknowledged throughout the homebuilding industry, and the leading trade publication, Builder, compiled data that showed Levitt as the fastest growing homebuilder in the country between 2002 and 2004 in terms of revenue growth among homebuilders that delivered at least 2,000 homes each year. Levitt’s rate of home deliveries was also outstanding, and in 2004, Builder ranked Levitt as 45th among all U.S. homebuilders in terms of total closings, up from 69th the prior year. Based on our rapid growth, our strong brand, and the passion and expertise of our homebuilding professionals, we concluded that the company possessed the capacity to deliver even more homes annually than it had in the past, reclaim our status as a national homebuilder with a presence in multiple states around the country, and deliver even stronger operating performance in the future.
What we also recognized, however, was that in spite of four years of record success, we could not indefinitely sustain a double- and triple-digit growth rate without significantly strengthening our operating protocols and infrastructure. More to the point, Levitt was expanding too swiftly for its own good — so fast, in fact, that we had begun to strain our own existing platform and experience difficulties in maintaining critical operating disciplines ranging from customer service to quality control. The fact was that, though Levitt was quickly becoming a large company, we simply did not have the foundation to support the pace of growth. We had reached a natural “break point” of 2,000 annual home deliveries, and we determined that the next step toward meaningful growth would require better processes, more advanced technologies, and more sophisticated management tools to support the company’s larger scale. As a result, we determined that in order for Levitt to deliver more homes annually, achieve national homebuilder status, and deliver peak, long-term operating performance, we needed to tighten our operations, update our business model and remake ourselves into a stronger enterprise with a larger and more solid infrastructure.
7. Levitt Contends with Decreased Land Supply
We had also become a victim of our own success in terms of land availability. In a demanding environment for entitled land, an ample supply of developable land is an essential strategic asset for any homebuilder. Intense demand for housing in Florida and Levitt and Son’s extraordinary success in meeting that demand had diminished its land supply. In addition, Levitt’s land division had traditionally sold the majority of its land inventory to third-party builders and commercial users, allocating just a small portion of it to Levitt and Sons. We recognized that we needed to re-evaluate this strategy and increase the synergies between our Levitt and Sons homebuilding division and Core Communities land division in order to preserve a steady supply of land for our future homebuilding needs.
8. Levitt Decides to Slow Sales Growth in the Short Term
To position our company to overcome these challenges, our management team had to take actions that, until then, would have been wholly unnatural: We had to shift the company’s focus away from short-term growth, intentionally slow our robust rate of home sales, and take a “breather” so that we could retool our organization’s infrastructure. We recognized that this would forsake near-term earnings and generate questions from some investors. We also believed that slowing our growth was the only way in which we could achieve our objective of increasing long-term shareholder value by building a scalable national platform that would support a substantial increase of annual home sales and deliveries. As a result, in late 2004, we announced that we would temporarily slow sales, make the operational changes necessary for the long term, and resume our growth pace in 2006. In doing so, we defined our vision for our company for the future. We believe that we have made exceptional progress toward achieving our goal.
Where We Are Going
9. Levitt’s Vision for the Future
Today, Levitt has a clear vision of what we can become: a national homebuilder with industry-leading active adult and other master-planned communities, the capacity to deliver three to four times the number of homes we delivered at year-end 2004, and the potential to provide outstanding long-term value for our shareholders. To this end, we have created a corporate “blueprint” to guide us, as well as an operational “punch list” of measures that we believe will speed our progress.
9.1.1. Operate Like a National Homebuilder
First, we must operate at standards comparable to those of a national homebuilder. For Levitt, this will mean maintaining a stable operating platform, establishing decentralized operations that are consistently managed, and creating an enterprise that is geographically diverse and highly scalable. It entails delivering superior customer service on a consistent basis in all markets in which we operate. It requires us to become an organization that attracts, employs and retains the best and brightest professionals at all levels. In addition, it demands that we operate our business with a relatively “even flow” of home sales, starts and deliveries.
Levitt must also be an organization that is well positioned to react to market volatility. We must always be sensitive to the risk components of our business and be well capitalized so that we can move swiftly to take advantage of market conditions in an accelerating market and be nimble enough to leverage the unique opportunities that often arise in times when sales slow.

It’s important to note that though we will seek to operate at the same standards as the national homebuilders — indeed, we aspire to be among the top national homebuilders in the country one day — we do not intend to compete on the basis of total homes delivered annually. Instead, we seek to practice the same “operational behaviors” as national homebuilders, running our business with similar levels of sophistication and scalability. We believe that a number of measures we already have underway at Levitt — efforts that we discuss in detail below — will help us achieve this long-term goal.
9.1.2. Capitalize on Our Active Adult Expertise
We must continue to capitalize on our active adult expertise, expand our existing homebuilding operations and create new master-planned communities that meet the needs of our growing baby boomer customer base. This is a challenge that we believe Levitt is uniquely equipped to meet. Serving the needs of active adults by providing appealing communities that meet their lifestyle requirements has long been a core competency at Levitt, and we have for years been recognized as one of the leaders in the active adult arena. We are also confident that significant growth opportunities lie ahead for the active adult segment, which is the fastest growing demographic group in the country.
This optimism is backed by recent U.S. Census Bureau statistics, which indicate that the number of Americans aged 55 or older is approaching 66 million and will likely exceed 95 million by 2020. By 2030, the Census projects that one in four Florida residents will be aged 65 or older. The Census also forecasts that 88 percent of the nation’s population growth between the years 2000 and 2030 will occur in the South and West, with Florida and Georgia ranked as the third and eighth most populous states, respectively — two of the four states in which Levitt has already strategically invested. The 78 million Baby Boomers are an important demographic for Levitt. According to Census projections, each day in 2006, almost 8,000 Baby Boomers are turning 60 years old.
Active adults also appeal to Levitt because they have exceptional purchasing power. In Levitt’s case, many of our active adult homebuyers are relocating to the Sunbelt from more expensive homes in cooler climates, and they are paying for their Levitt homes in cash. Cash buyers are exceptionally attractive to Levitt, as they are able to make their purchase decisions regardless of the interest rate environment.

Levitt’s expertise in active adult communities is evidenced by SEASONS at TRADITION, Levitt’s first active adult community at TRADITION in Port St. Lucie, Florida, an 8,200-acre community master-planned by Core Communities with entitlements for 18,000 homes and 8.5 million square feet of commercial space. Port St. Lucie was the fastest growing large city in the nation in 2004, and recognized as one of the safest cities in Florida. These attributes have helped to make TRADITION one of the most rapidly expanding master-planned communities in the country. They have also helped to attract the attention of a number of large national homebuilders including such national builders as Pulte, Toll Brothers, and Technical Olympic, who, along with Levitt, have sold more than 2,000 homes there.
Levitt’s expertise in the active adult segment is not limited to Florida, and as we move forward, we will continue to drive our success in this arena by extending our active adult community model into other promising markets, just as we did in 2005 with the opening of SEASONS at Laurel Canyon. This exciting new development represents the first active adult community that Levitt has built outside of Florida, as well as the first-ever, large-scale, resort-style, active adult community located in the demographically attractive city of Atlanta. One of the nation’s fastest growing metropolitan areas, Atlanta has a thriving job market, and a large baby-boomer population, with more than 46,000 residents turning 55 every year for the next decade. SEASONS at Laurel Canyon provides the ideal setting for active retirees to relocate to Atlanta —
or to “age in place” in the city they love — in an environment that features all of the hallmark characteristics of a Levitt community: high-quality housing; an affordable, low-maintenance lifestyle; a wide range of amenities and activities; and easy access to recreational opportunities.
We expect many more opportunities to build on our active adult platform to sell houses at TRADITION South Carolina, as well — opportunities that came about as a result of Core Communities’ 2005 acquisition of a 5,300-acre property in Hardeeville. This property is strategically located between Savannah, Georgia and Hilton Head, South Carolina — with three miles of frontage on Interstate 95, which has for decades been an appealing location for active retirees and pre-retirees. Before the acquisition of the property was complete, we added substantial value to the property by entitling the land for up to 1.5 million square feet of commercial space and up to 9,500 residential units, ensuring plenty of opportunities to sell homes to active adults and pre-retirees in this desirable location in the future.

10. Levitt’s 2005-2006 Achievements
The Levitt Corporation management team clearly recognizes the need to plan for the future, and we believe that our efforts in 2005 and early 2006 have resulted in creating a strong foundation to support our growth. We have taken steps to strengthen and reorganize our business in a way that would leverage industry-leading operating practices and place Levitt’s disciplines on a par with those of the country’s finest national homebuilders.
10.1.1. Reengineered Our Operating Structure
First, we reengineered our operating structure. In the past, we operated on a centralized basis, where our senior management team made most decisions. After careful analysis of our growing business, we recognized that we needed to decentralize our operations in order to properly leverage our regional expertise and improve our agility. As a result, we overhauled our organizational chart, established a decentralized structure managed by Regional Presidents, and delegated appropriate decision-making to regional levels. The new organizational design was modeled after the large national homebuilders. This empowered skilled, experienced front-line leaders to make business decisions more quickly and from a closer vantage point than under our previous structure.
10.1.2. Created a Stronger Team at All Levels
To support our new organizational structure, we added experienced professionals at all levels. We already had a talented and able management team, whose energy and passion has helped to differentiate Levitt from our competitors. We fortified the skills and capabilities of this team by attracting numerous leading senior executives, including Regional Presidents from some of the nation’s leading homebuilders. These individuals have deepened our homebuilding and corporate operations, and they have brought with them many best industry operating practices to Levitt.
At the same time, we hired skilled supervisors, managers and field personnel in areas such as construction, purchasing and customer service. We also strengthened our corporate support by appointing new managers in finance, risk management, public relations, human resources and training, growing our total employee base to nearly 700 from less than 100 in 1999. Our efforts to fortify our organization persist, as we continue to recruit top-notch professionals for important new positions throughout our organization.

10.1.3. Examined our Business for Process Improvements
We also tightened our operating protocols to ensure the integrity of our core processes. We engaged a renowned consulting firm to help us with the industry’s “best practice” operating protocols. We then deployed internal teams to examine our existing processes and recommend ways to instill and standardize them across our regions. These findings prompted us to institute a spectrum of new processes related to virtually every operational activity at Levitt, including quality control, land development, construction, purchasing, customer service, management reporting, and the operations of our design centers.
10.1.4. Instituted a New Operating Discipline: “The Levitt Way"
A key outcome of this analysis was our adoption of a new operating discipline that we call “The Levitt Way.” This new, formalized business approach emphasizes total operational excellence at Levitt, requiring us to institute stringent operating practices across the organization. These practices, developed after literally thousands of “man hours” of process scrutiny by our team, include implementing superior construction quality; embracing established best practices; employing our own internal best practices throughout our enterprise; instituting an “even flow” of sales, starts and deliveries; and becoming the partner of choice to our subcontractors and vendors — in short, establishing a more sophisticated and disciplined approach to building houses. We dedicated significant time to educating our employees about The Levitt Way though an intensive communications push that included a series of management and all-associate meetings. We supported our communication efforts by producing codified policies and procedures for many of our operations.
10.1.5. Began to Implement Customer Service Initiatives
Improving and maintaining excellent customer service is central to the success of The Levitt Way, and it is a core value that is symbolized by the Levitt brand today. With a goal of delivering homes with no open “punch list” items, Levitt launched a new, more meticulous internal inspection program for the homes we deliver. In doing so, we sharpened our focus on quality construction and established new standards for customer service in all of our markets, which we believe will increase homebuyer satisfaction, lead to more customer referrals, and limit post-closing warranty issues.
10.1.6. Strengthened Our Information Technology Capabilities
We added new technology oversight by creating and filling the new position of Chief Information Officer. We also selected a new technology platform, created by Oracle’s J.D. Edwards. The new platform, which serves as the technology standard for many of the nation’s leading homebuilders, will replace seven disparate systems currently in use at Levitt Corporation, thereby increasing our efficiencies and providing greater functionality, while offering the flexibility we need to grow.
10.1.7. Began to Train Levitt’s Employees at Levitt University
In order to train our employees in the implementation of The Levitt Way’s new standard operating procedures, we designed Levitt University, a vital new corporate resource that will facilitate such training and provide employee development in all functional areas, including construction, customer care, sales, design and purchasing. This resource will also facilitate our employees’ ability to understand the entire homebuilding process, implement effective decision-making and participate in cross-functional training. We have already developed a series of classes, including a selection of instructor-led, on-line, and self-paced curricula, and began to offer some of them in early 2006. We are in the process of building Levitt University’s training facilities in Fort Lauderdale, which we expect to complete by July 2006.
10.1.8. Increased Land Inventory
A key goal of The Levitt Way is to establish and achieve an “even flow” of home sales, starts and deliveries. “Even flow” requires the sale, construction and delivery process to advance steadily, with no single process outpacing another. The first prerequisite for “even flow” is adequate land supply, and we have undertaken several measures to build and utilize our land inventory. In 2005, we opened 12 new communities with almost 5,900 units and established operations in four new markets — St. Augustine, Atlanta, Nashville and Myrtle Beach. In addition, we have another six signature communities under development. Our land position and new markets provide diversity and new opportunities for growth, and enable us to achieve more balanced construction scheduling, which should lead to more predictable delivery cycles.
10.1.9. Began to Consolidate Our Corporate and Homebuilding Facilities
With a deeper management team in place and a solid new technology platform on the way, we started the process of consolidating our corporate and homebuilding units, which currently occupy two separate buildings in Boca Raton and Fort Lauderdale, into a single headquarters location. Because our corporate offices had been operating at full capacity, we purchased an 80,000 square foot building in Fort Lauderdale, Florida to meet our growth needs. This building, half of which is leased to a five-year tenant, provides us with the additional space we need to accommodate our future expansion. We expect that the consolidation of our two operating units, which will take place in late summer of 2006, will drive synergies, increase efficiencies and improve economies of scale.
10.1.10. Invested Strategically to Drive Long-Term Shareholder Value
Levitt’s aggressive investments in our people, technologies and physical plant during the year caused our SG&A to reach an annualized consolidated run rate of $100 million. This total was 17.9 percent of 2005’s revenue, compared with $71 million, or 12.8 percent of revenue at year-end 2004. We believe that in order to build a stronger company capable of consistent profitable growth — and to sustain that level of performance over the long term — we must establish the operating infrastructure to support our growth. We are convinced that our investments in people and infrastructure will yield the substantial and sustainable long-term value that our shareholders seek.
11. Levitt Details an Operational “Punch List"
As we move forward, we have assembled an operational punch list that will define our focus in the near term. That punch list includes the following items:
11.1.1. Finalize the Conversion of our Technology Platform
The conversion of our technology platform is a crucial effort that is at the top of our list. As mentioned above, we devoted significant attention in 2005 to evaluating and selecting Oracle’s J.D. Edwards technology platform — a flexible platform that can meet our current and future needs, and place us on a technologically level playing field with the national homebuilders. However, as we are simultaneously integrating four separate Levitt platforms and seven different systems, we are approaching the integration process carefully. The conversion involves fundamental changes in the way we operate. Nonetheless, its advantages are clear. The new platform will be enhanced by the concurrent implementation of Hyphen Solution’s Build Pro, a scheduling and vendor management system designed to integrate with J.D. Edwards. The combination of Hyphen and J.D. Edwards will allow us to:
•	Streamline purchasing by moving from a less efficient invoice-based process to a purchase-order process;

•	Enhance our processes to assist us in achieving an “even flow” of home sales, starts and deliveries by enabling our field operations to better manage construction scheduling;

•	Improve our cycle times as we implement delay management to focus management on construction “bottlenecks;”

•	Enhance purchasing operations and vendor relations as we improve the efficiency and timeliness of our vendor payments; and

•	Speed the movement of information in our company, as our field associates will have tablet computers that enable them to track and report on the status and delivery schedule of houses under construction in real time.
To assist us in achieving a smooth and efficient transition, we retained an industry-leading technology consultant to help us integrate the new platform. Meanwhile, we are sharply focused on fostering a cultural change at Levitt to encourage our people to accept and take full advantage of this new technology, thoroughly training them so that they can fully leverage its capabilities and move our company to the next level.
11.1.2. Implement New Policies and Procedures
We also spent a considerable amount of time in 2005 reviewing the best practices of the national homebuilders, and conceptualizing and creating policies and procedures that will enable Levitt to prosper in a decentralized environment and to manage the increased volume of home deliveries that we expect in the future. We have begun to implement those policies and procedures, and to train our people at all levels of our organization to execute them efficiently. Though we have made great progress, we still have much to do. In addition, as the best practices of the nation’s top homebuilders are always improving, we must continue to evolve to meet those standards. As a result, efforts to refine our policies and procedures will be an ongoing focus at Levitt in the future.
11.1.3. Continue to Recruit the Best and Brightest Professionals
We still have a number of positions to fill, including top leadership positions in construction, sales and marketing, purchasing, human resources and design center management. We are also seeking candidates for a number of mid-level positions throughout the organization. We continue to seek the “best and brightest” individuals who share our vision for the future and whose energy and commitment will help us realize that vision.

11.1.4. Improve Sales Execution
We must foster a sales-driven culture. In an industry environment of decelerating sales, it is incumbent upon us to ramp up our sales training to ensure that we are using best practices and techniques to drive sales and improve conversion rates.
11.1.5. Institute Compensation Strategies that Drive Peak Performance
We are currently designing new incentive-based compensation packages throughout our organization. As a part of this process, we are educating our people at all levels on our corporate goals and how they can contribute to their achievement. We are undertaking these measures with a mission to compensate our employees in a way that empowers them, rewards peak performance, and holds them accountable for results. These measures reinforce our performance-driven culture and directly align our employees’ interests with those of our shareholders.
11.1.6. Take Stock of our Land Inventory
As a homebuilder with a strong track record of serving the specialized needs of the active adult market, of which Levitt is one of the industry leaders, our land needs outpace those of many other homebuilders. Levitt’s active adult communities have secured gated entries, grand clubhouses and resort-quality pools — amenities that help to make our communities highly appealing. As these amenities require significant investment, we must amortize their costs across many home sales. Therefore, our communities are often larger than those created by most of our peers, and the lifecycle of a major new Levitt community can take more than five years from the acquisition of the land to the delivery of the last home. In addition, as these communities are built in separate construction phases, we must own or control the land surrounding the community’s first phase in order to accommodate future expansion.
As a homebuilder with a heavy concentration in active adult communities, we generally have more land inventory than it might seem that we need. Our homebuilding division currently owns approximately 8,700 lots, and it has another 4,000 under contract. In total, this represents approximately a six-year supply of land, a total sufficient to meet Levitt’s near-term needs. Today, we own most of our land. Over time, we would expect to move closer to a 50/50 ratio between owned and optioned land.
We also own approximately 20,000 residential lots in our land division. Much of this acreage is under varying development orders and is not immediately available for construction or sale to third parties at prices that maximize value. As these parcels become available for sales, our strategy provides for our homebuilding division to have the first opportunity to acquire and develop any of the parcels. However, third-party homebuilder sales remain an important part of our ongoing strategy to generate cash flow, maximize returns and diversify risk, as well as to create appropriate housing alternatives for different market segments in our master-planned communities. Therefore, we will review each parcel as it is ready for development to determine if it should be developed by Levitt or sold to a third party.
While we plan to continue to acquire more land commensurate with our needs, we are mindful of the possible sales slowdown in the current market.
11.1.7. Shorten our Sales-to-Delivery Cycle
We must also shorten our sales-to-delivery cycle in order to improve “even flow” and increase customer satisfaction. We have already standardized the homebuilding options that have traditionally been the most popular on our homes, and we have completely eliminated less popular and highly customized options, as have many national homebuilders. We have also focused on shortening our sales and delivery cycle by accelerating the option selection process by our customers, simplifying the options selections, improving our project scheduling and deepening our subcontractor base. These and other efforts have positioned us to trim our sales-to-delivery cycle from approximately 14 months — a period that frustrated our customers and exposed us to rising materials costs — to a much more efficient and satisfactory 11 to 12 months currently, with an objective to shorten it to eight to nine months. This will contribute to improved cycle times and enable us to deliver our backlog as well as a portion of first quarter sales in 2006.
11.1.8. Pursue a Commercial Development Strategy
Our land division has entitled significant commercial property, including 8.5 million square feet in TRADITION Florida and 1.5 million square feet in TRADITION South Carolina, which can be developed over the life cycle of each community. We have already begun to develop some of our commercial acreage in TRADITION Florida, completing the construction of Village Square, an attractive neighborhood shopping center that features Publix as its grocer anchor, as well as a number of attractive side-shop tenants. We are also planning to develop The Landing at Tradition, a 500,000 square foot shopping center fronting I-95, for national and regional

“big box” tenants and anchor stores, which will be completed in 2007. This will result in an increase in fixed assets on our balance sheet and additional debt financing to support construction in 2006. We believe we are ultimately adding additional value through this development process, and we retain the opportunity to sell or involve a venture partner should we desire at a future point in time. We will continue to pursue a commercial strategy that involves the optimization of our existing land positions, and depending on the circumstances, this may involve the sale or lease of developed or undeveloped land.
11.1.9. Continue to Practice a Conservative Capital Strategy
Levitt is a high-growth company operating in an industry that can sometimes be unpredictable. We require a strong balance sheet and substantial capital to maintain and fuel our growth.
Land is cash-intensive and Levitt’s communities are generally larger than the industry average. We expect to secure capital through bank financing, subordinated debt and trust preferred securities, as well as through alternative sources, such as land bankers and joint venture partners. In the process, we are mindful of maintaining the strength of our balance sheet. Our current cash position approximates $115 million, and our long-term goal for our debt-to-capital ratio is 50 to 55 percent, although our short-term ratio may be higher.
In addition, we have a 31 percent ownership position in Bluegreen Corporation, which was a part of the spin-off of Levitt from BankAtlantic in early 2004. Our 9.5 million shares were acquired at an average cost of $5.93, and as of March 14, 2006, those shares have a market value of $13.44 per share, or approximately $128 million. Although we have no current plans for any change in our ownership position in Bluegreen, we view Bluegreen as a potential source of future liquidity.
12. Summary
In summary, we must continue to build on the activities we have already initiated to finalize the implementation of our new technology platform; put in place the new policies and procedures to drive our growth; hire and strategically compensate the top-notch professionals who are the stewards of our future growth; instill a sales-driven culture; manage our land inventory; execute our commercial strategy; and maintain a strong and secure balance sheet. Above all, we must continue to operate with a long-term view.

The tasks we face in the future are far-reaching, but we are sharply focused on executing them and fulfilling our vision. The measures we have implemented to date have already made us a much stronger enterprise with an improved outlook. Moreover, we have a host of fundamental strengths that are at the heart of the Levitt enterprise. Levitt and Sons has been in the homebuilding business for more than 75 years, and we have past experience as a national homebuilder with operations in 17 states. In addition, we have:
•	A range of attractive communities in vibrant growth markets, as well as 21 communities actively selling and under development in Florida, the nation’s leading housing market;

•	Industry-leading expertise in the attractive and rapidly growing active adult segment;

•	Adequate land inventory to fuel our growth;

•	Operational protocols that rely on industry-leading “best practices”;

•	A seasoned management team that unites the best talent of the past with the brightest of the future;

•	A well-recognized brand that is highly valued among homebuyers and backed by a track record of success in the creation of master-planned communities; and

•	Dedicated, high-energy associates.
Perhaps most importantly, we have a unique and vibrant corporate culture. This culture fosters energy, passion for the customer, and open communication among our employees. It embraces change and emphasizes integrity.
We have made significant progress toward building a stronger infrastructure for Levitt Corporation. We are confident that this infrastructure will support our enterprise as we strive to develop a national platform that is capable of delivering new homes at three to four times current levels. We are already solidly established as America’s oldest homebuilder. Our goal today is to build on that proud legacy to become one of America’s leading national homebuilders. We embark on this new mission with confidence in our abilities, passion for the job ahead and, above all, a deep commitment to realizing our vision and creating increasing shareholder value.
13. 2006 Guidance
Though we anticipated that our work would be completed early this year, we have determined that we must extend our timetable until the end of 2006. Part of the reason for this extension is the fact that some of the efforts discussed above are not yet complete —

simply put, it is taking more time than we originally anticipated to implement them properly. We spent extra time, for example, identifying the optimal information technology solutions to support our business, and as a result, our information technology conversion will not take place until the third quarter of 2006. We are also taking great care to analyze our business operations thoroughly; create and introduce policies and procedures that make up our new business discipline; and train our new and existing employees to implement these disciplines. In addition, when we consolidate our headquarters and homebuilding offices in the middle of 2006, we recognize that it could temporarily disrupt our corporate operations. Equally important is the fact that the national real estate markets are slowing, which could delay the progress we had expected to make in the near term. As a result of these factors and others, we have extended our timetable to return to earnings growth.
Although it is not Levitt’s policy to provide guidance, we expect that 2006 earnings will be lower year-over-year. We expect to see earnings improvement in homebuilding, however, we anticipate this improvement will be more than offset by lower earnings in our land division and higher SG&A.
14. Appendix attached as a separate page
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